Exhibit 2
Sales of Acadia Realty Trust (AKR) by Yale University on 11/10/2005:
Number of Common Shares of
Beneficial Interest Sold     Price Per Share
 4439       19.00
 768       19.01
 85       19.02
 85       19.04
 939       19.05
 2,219       19.06
 85,359       19.10
 50,000       19.15
 2944       19.30
Total: 146,838
Sales of Acadia Realty Trust (AKR) by The Yale University Retirement Plan for Staff
Employees ("YURPSE") on 11/10/2005
Number of Common Shares of
Beneficial Interest Sold     Price Per Share
 761       19.00
 132       19.01
 15       19.02
 15       19.04
 161       19.05
 381       19.06
 14,641       19.10
 8,500       19.15
 517       19.30
Total: 25,123

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